Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
among
HANOVER COMPRESSOR COMPANY,
UNIVERSAL COMPRESSION HOLDINGS, INC.,
ILIAD HOLDINGS, INC.,
HECTOR SUB, INC.
and
ULYSSES SUB, INC.
Dated as of February 5, 2007

i

Exhibit Number	Document
2.3.1	Certificate of Incorporation of Holdco
2.3.2	Bylaws of Holdco
7.11	Affiliate Letter
8.1(i)	Consents

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined
Affected Employee	Section 7.16(b)
Agreement	Preamble
Antitrust Laws	Section 7.5(c)
Applicable Laws	Section 5.5(a)
Average Price	Section 4.2(e)
Certificates of Merger	Section 1.2(b)
Certificates	Section 4.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Confidentiality Agreement	Section 7.6
Convertible Notes	Section 4.1(f)
Credit Suisse	Section 5.17
Cut-off Time	Section 5.3
DGCL	Section 1.1(a)
Effective Time	Section 1.2(b)
Environmental Laws	Section 5.13(a)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(b)
Exchange Act	Section 4.4
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Form S-4	Section 7.8(a)
Former Hanover Directors	Section 7.17
Former Universal Directors	Section 7.17
Hanover	Preamble
Hanover Adverse Recommendation Change	Section 7.2(b)
Hanover Benefit Plans	Section 5.11(a)
Hanover Certificate of Merger	Section 1.2(b)
Hanover Common Stock	Section 4.1(b)
Hanover Disclosure Letter	Article 5
Hanover Exchange Ratio	Section 4.1(b)
Hanover Material Adverse Effect	Section 10.9(c)
Hanover Material Contracts	Section 5.21(a)
Hanover Merger	Section 1.2(a)
Hanover Merger Sub	Preamble
Hanover Notice of Adverse Recommendation	Section 7.2(b)
Hanover Options	Section 4.1(e)
Hanover Permits	Section 5.5(b)
Hanover Preferred Stock	Section 5.3
Hanover Real Property	Section 5.5(c)
Hanover Reports	Section 5.7(a)
Hanover Stock Plans	Section 4.1(e)
Hanover Stockholder Approval	Section 5.20

Defined Terms	Where Defined
Hanover Superior Proposal	Section 7.2(a)
Hanover Surviving Entity	Section 1.2(a)
Hanover Takeover Proposal	Section 7.2(a)
Hazardous Materials	Section 5.13(b)
Holdco	Preamble
Holdco Bylaws	Section 2.3
Holdco Charter	Section 2.3
Holdco Common Stock	Section 4.1(a)
HSR Act	Section 5.6(b)
Incentive Stock Options	Section 7.16(b)
Initial Effective Time	Section 1.1(a)
Letter of Transmittal	Section 4.2(b)
Liens	Section 5.4
Material Adverse Effect	Section 10.9(c)
Mergers	Section 1.2(a)
Merger Subs	Preamble
Non-U.S. Antitrust Laws	Section 7.5(a)
Permitted Liens	Section 5.25(a)
Proxy Statement/Prospectus	Section 7.8(a)
Regulatory Filings	Section 5.6(b)
Representatives	Section 7.2(a)
Returns	Section 5.10
Rule 145 Affiliates	Section 7.11
Sarbanes-Oxley Act	Section 5.7(b)
SEC	Section 4.1(d)
Securities Act	Section 4.2(d)
Subsidiary	Section 10.9(d)
Supplemental Indentures	Section 4.1(f)
Surviving Entities	Section 1.2(a)
Takeover Statute	Section 5.24
taxes	Section 5.10(d)
Termination Date	Section 9.2(a)
Universal	Preamble
Universal Adverse Recommendation Change	Section 7.3(b)
Universal Benefit Plans	Section 6.11(a)
Universal Certificate of Merger	Section 1.1(b)
Universal Charter Amendment	Section 2.3
Universal Common Stock	Section 4.1(a)
Universal Disclosure Letter	Article 6
Universal ESPP	Section 4.1(d)
Universal Exchange Ratio	Section 4.1(a)
Universal Material Adverse Effect	Section 10.9(c)
Universal Material Contracts	Section 6.21(a)
Universal Merger	Section 1.1(a)
Universal Merger Sub	Preamble
Universal Notice of Adverse Recommendation	Section 7.3(b)

v

Defined Terms	Where Defined
Universal Options	Section 4.1(d)
Universal Partnership	Section 6.3
Universal Partnership LTIP	Section 6.3
Universal Permits	Section 6.5(b)
Universal Preferred Stock	Section 6.3
Universal Real Property	Section 6.5(c)
Universal Reports	Section 6.7(a)
Universal Stock Plans	Section 4.1(d)
Universal Stockholder Approval	Section 6.20
Universal Superior Proposal	Section 7.3(a)
Universal Surviving Entity	Section 1.1(a)
Universal Takeover Proposal	Section 7.3(a)

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 5, 2007, is by and among Hanover Compressor Company, a Delaware corporation (“Hanover”), Universal Compression Holdings, Inc., a Delaware corporation (“Universal”), Iliad Holdings, Inc., a Delaware corporation (“Holdco”), Hector Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Hanover Merger Sub”), and Ulysses Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Universal Merger Sub” and, together with Hanover Merger Sub, the “Merger Subs”).
RECITALS
          A. The Mergers. The parties intend to effect the merger transactions described in Sections 1.1 and 1.2 so that thereafter each of Hanover and Universal will be wholly owned by Holdco.
          B. Intended U.S. Federal Income Tax Consequences. The parties to this Agreement intend that pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), neither gain nor loss shall be recognized for U. S. federal income tax purposes by a holder of Hanover Common Stock upon its transfer of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger or by a holder of Universal Common Stock upon its transfer of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger, except for gain that is recognized with respect to cash received in lieu of a fractional share of Holdco Common Stock.
          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
THE MERGERS
               Section 1.1 The Universal Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Effective Time, Universal Merger Sub shall be merged with and into Universal (the “Universal Merger”) in accordance with this Agreement, and the separate corporate existence of Universal Merger Sub shall thereupon cease. Universal shall be the surviving entity in the Universal Merger (sometimes referred to herein as the “Universal Surviving Entity”). The Universal Merger shall have the effects specified herein and in the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Universal Merger, the Universal Surviving Entity shall become a wholly owned Subsidiary of Holdco.
          (b) As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing Universal shall cause a properly executed certificate of merger (the “Universal Certificate of Merger”) meeting the requirements of Section 251 of the DGCL to be filed in accordance with such section. The Universal Merger shall become effective at the time of filing of the Universal Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time that Universal and Hanover shall have agreed upon and designated in the Universal Certificate of Merger as the effective time of the Universal Merger (the “Initial Effective Time”).
               Section 1.2 The Hanover Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Hanover Merger Sub shall be merged with and into Hanover (the “Hanover Merger” and, together with the Universal Merger, the “Mergers”) in accordance with this Agreement, and the separate corporate existence of Hanover Merger Sub shall thereupon cease. Hanover shall be the surviving entity in the Hanover Merger (sometimes referred to herein as the “Hanover Surviving Entity” and, together with the Universal Surviving Entity, the “Surviving Entities”). The Hanover Merger shall have the effects specified herein and in the DGCL. As a result of the Hanover Merger, the Hanover Surviving Entity shall become a wholly owned Subsidiary of Holdco.
          (b) As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing Hanover shall cause a properly executed certificate of merger (the “Hanover Certificate of Merger” and, together with the Universal Certificate of Merger, the “Certificates of Merger”) meeting the requirements of Section 251 of the DGCL to be filed in accordance with such section. The Hanover Merger shall become effective one minute following the Initial Effective Time (the “Effective Time”).
               Section 1.3 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section 8.2 or Section 8.3 has not been fulfilled or waived (in accordance with the provisions hereof) (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), as soon as practicable after all the conditions set forth in Article 8 have been fulfilled or waived in accordance herewith. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
ARTICLE 2
CERTIFICATES OF INCORPORATION AND BYLAWS
          Section 2.1 Certificates of Incorporation of the Surviving Entities. As of the Initial Effective Time, the certificate of incorporation of Universal as in effect immediately prior to the Initial Effective Time shall be amended to read in its entirety as set forth in the form thereof delivered by Universal to Hanover on the date hereof and, as so amended, shall be the certificate of incorporation of the Universal Surviving Entity, until duly amended in accordance with Applicable Laws. As of the Effective Time, the certificate of incorporation of Hanover as in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in the form thereof delivered by Hanover to Universal on the date hereof and, as so amended, shall be the certificate of incorporation of the Hanover Surviving Entity, until duly amended in accordance with Applicable Laws.
          Section 2.2 Bylaws of the Surviving Entities. As of the Initial Effective Time, the bylaws of Universal as in effect immediately prior to the Initial Effective Time shall be amended and restated to read in their entirety as set forth in the form thereof delivered by Universal to Hanover on the date hereof and, as so amended, shall be the bylaws of the Universal Surviving Entity, until duly amended in accordance with Applicable Laws. As of the Effective Time, the bylaws of Hanover as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in the form thereof delivered by Hanover to Universal on the date hereof and, as so amended, shall be the bylaws of the Hanover Surviving Entity, until duly amended in accordance with Applicable Laws.
          Section 2.3 Certificate of Incorporation and Bylaws of Holdco. Prior to the Closing, Universal and the Board of Directors of Holdco shall take, and shall cause Holdco to take, all requisite action to cause (i) the certificate of incorporation of Holdco to be amended and restated in accordance with Applicable Laws to be in the form set forth on Exhibit 2.3.1 (except that the name of Holdco shall be changed to a name to be mutually agreed upon by the parties prior to the mailing of the Proxy Statement/Prospectus to the stockholders of Universal and Hanover) (as so amended and restated, the “Holdco Charter”) and (ii) the bylaws of Holdco to be amended and restated in accordance with Applicable Laws to be in the form set forth on Exhibit 2.3.2 (as so amended, the “Holdco Bylaws”). The Holdco Charter and the Holdco Bylaws shall remain in such forms as prescribed by Exhibits 2.3.1 and 2.3.2, respectively, at the Initial Effective Time.
ARTICLE 3
DIRECTORS AND OFFICERS OF HOLDCO AND
OF THE SURVIVING ENTITIES
          Section 3.1 Board of Directors and Officers of Holdco. Universal shall, and shall cause Holdco to, take all requisite action to cause the directors and executive officers of Holdco as of the Closing to be as provided in Section 7.17. Each such director and executive officer shall remain in office until his or her successor shall be elected and qualified or his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdco in effect at the time.
          Section 3.2 Boards of Directors of the Surviving Entities. The directors of Universal Merger Sub immediately prior to the Initial Effective Time shall be the directors of the Universal Surviving Entity from and after the Initial Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Universal Surviving Entity. The directors of Hanover Merger Sub immediately prior to the Effective Time shall be the directors of the

Hanover Surviving Entity from and after the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Hanover Surviving Entity.
               Section 3.3 Officers of the Surviving Entities. Prior to the Initial Effective Time, Universal and the Merger Subs shall take all requisite action so that the officers of Universal immediately prior to the Initial Effective Time shall be the officers of the Universal Surviving Entity from and after the Initial Effective Time, until their successors shall be appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Universal Surviving Entity. Prior to the Effective Time, Hanover shall take all requisite action so that the officers of Hanover immediately prior to the Effective Time shall be the officers of the Hanover Surviving Entity from and after the Effective Time, until their successors shall be appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Hanover Surviving Entity.
ARTICLE 4
CONVERSION OF SECURITIES
               Section 4.1 Conversion of Capital Stock of Universal, Hanover and Merger Subs.
          (a) At the Initial Effective Time, the holders of shares of common stock, par value $0.01 per share, of Universal (“Universal Common Stock”) issued and outstanding immediately prior to the Initial Effective Time (other than shares of Universal Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.1(c)) shall, by virtue of the Universal Merger, have the right to receive one (1.00) (the “Universal Exchange Ratio”) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”) in exchange for each share of Universal Common Stock. Each such share of Universal Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of any such share of Universal Common Stock shall thereafter cease to have any rights with respect to such share of Universal Common Stock, except the right to receive, without interest, certificates for shares of Holdco Common Stock in accordance with Section 4.2, any unpaid dividends and distributions on shares of Holdco Common Stock in accordance with Section 4.2(c) and cash for fractional shares in accordance with Section 4.2(e) upon the surrender of the relevant Certificate. At the Initial Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Universal Merger Sub shall be converted, by reason of the Universal Merger, into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Universal Surviving Entity.
          (b) At the Effective Time, the holders of shares of common stock, par value $0.001 per share, of Hanover (“Hanover Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Hanover Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.1(c)) shall, by virtue of the Hanover Merger, have the right to receive 0.325 (the “Hanover Exchange Ratio”) validly issued, fully paid and nonassessable shares of Holdco Common Stock in exchange for each share of Hanover

Common Stock. Each such share of Hanover Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of any such share of Hanover Common Stock shall thereafter cease to have any rights with respect to such share of Hanover Common Stock, except the right to receive, without interest, certificates for shares of Holdco Common Stock in accordance with Section 4.2, any unpaid dividends and distributions on shares of Holdco Common Stock in accordance with Section 4.2(c) and cash for fractional shares in accordance with Section 4.2(e) upon the surrender of the relevant Certificate. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Hanover Merger Sub shall be converted, by reason of the Hanover Merger, into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Hanover Surviving Entity.
          (c) At the Initial Effective Time, Universal shall contribute to Holdco each share of Holdco Common Stock issued and outstanding immediately prior to the Initial Effective Time. Each share of Universal Common Stock issued and held in Universal’s treasury shall, at the Initial Effective Time and by virtue of the Universal Merger, cease to be issued and shall be canceled without payment of any consideration therefor, and no shares of Holdco Common Stock or other consideration shall be delivered in exchange therefor. Each share of Hanover Common Stock issued and held in Hanover’s treasury shall, at the Effective Time and by virtue of the Hanover Merger, cease to be issued and shall be canceled without payment of any consideration therefor, and no shares of Holdco Common Stock or other consideration shall be delivered in exchange therefor.
          (d) Except as hereinafter provided with respect to options outstanding under the Universal Employee Stock Purchase Plan (the “Universal ESPP”), all options to acquire shares of Universal Common Stock outstanding at the Initial Effective Time identified in Section 4.1(d) of the Universal Disclosure Letter and all options to acquire shares of Universal Common Stock issued hereafter under Universal’s equity plans (collectively, the “Universal Stock Plans”) pursuant to Section 7.1(f) (individually, a “Universal Option” and collectively, the “Universal Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 4.1(d). Prior to the Initial Effective Time, Holdco and Universal shall take all actions (if any) as may be required to permit the assumption of such Universal Options by Holdco pursuant to this Section 4.1(d) so that at the Initial Effective Time, the Universal Stock Plans (other than the Universal ESPP) shall be assumed by Holdco (with such adjustments thereto as may be required to reflect the Universal Merger, including the substitution of Holdco Common Stock for Universal Common Stock thereunder) and the Universal Options (other than the Universal Options granted under the Universal ESPP) shall be assumed and adjusted by Holdco, subject to the same terms and conditions as under the applicable Universal Stock Plan and the applicable option agreement entered into pursuant thereto, except that immediately following the Initial Effective Time (A) each such Universal Option shall be exercisable only for that whole number of shares of Holdco Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Universal Common Stock subject to such Universal Option immediately prior to the Initial Effective Time multiplied by the Universal Exchange Ratio, and (B) the exercise price per share of Holdco Common Stock shall be an amount equal to the exercise price per share of Universal Common Stock subject to such Universal Option in effect immediately prior to the Initial Effective Time divided by the Universal Exchange Ratio (the price per share, as so determined, being rounded down to the nearest whole cent); provided, that in no event shall the exercise price be less than the par value of Holdco Common Stock. The adjustments provided in this paragraph with respect to any Universal Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Prior to the Initial Effective Time, Universal shall take all actions as may be required to terminate the Universal ESPP and all outstanding Universal Options thereunder effective immediately prior to the Initial Effective Time in accordance with the terms of Section 8.01 of the Universal ESPP. From and after the date of this Agreement, Universal and its Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Universal Options in connection with the Universal Merger (except to the extent such acceleration is required under the terms of such Universal Options or change in control agreement as of the date of this Agreement). To the extent such acceleration is required under the terms of such Universal Options or other awards made under the Universal Stock Plans upon the occurrence of a change of control (as such term is defined in the applicable Universal Stock Plan or change in control agreement), Universal shall, prior to the Initial Effective Time, take all actions (if any) as may be required to cause such acceleration to occur at the Initial Effective Time and immediately prior to the assumption of the Universal Stock Plan by Holdco (to the extent permitted under the terms of such Universal Stock Plan as of the date of this Agreement). Prior to the Closing, Holdco shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (or any successor form) covering the shares of Holdco Common Stock issuable upon exercise of the Universal Options and other awards made under the Universal Stock Plans prior to the Initial Effective Time to be assumed pursuant to this paragraph and shall cause such registration statement to remain effective for as long as there are outstanding any such Universal Options. Except as otherwise specifically provided by this Section 4.1(d), the terms of the Universal Options and the relevant Universal Stock Plans, as in effect at the Initial Effective Time, shall remain in full force and effect with respect to the Universal Options after giving effect to the Universal Merger and the assumptions by Holdco as set forth above. As soon as practicable following the Initial Effective Time, Holdco shall deliver to the holders of Universal Options to be assumed pursuant to this paragraph appropriate notices setting forth such holders’ rights pursuant to the respective Universal Stock Plans and the agreements evidencing the grants of such Universal Options and stating that such Universal Options and such agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(d)).
          (e) All options to acquire shares of Hanover Common Stock outstanding at the Effective Time identified in Section 4.1(e) of the Hanover Disclosure Letter and all options to acquire shares of Hanover Common Stock issued hereafter under Hanover’s equity plans (collectively, the “Hanover Stock Plans”) pursuant to Section 7.1(f) (individually, a “Hanover Option” and collectively, the “Hanover Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 4.1(e). Prior to the Effective Time, Holdco, Hanover and Universal shall take all actions (if any) as may be required to permit the assumption of such Hanover Options by Holdco pursuant to this Section 4.1(e) so that at the Effective Time, the Hanover Stock Plans shall be assumed by Holdco (with such adjustments thereto as may be required to reflect the Hanover Merger, including the substitution of Holdco Common Stock for Hanover Common Stock thereunder) and the Hanover Options shall be assumed and adjusted by Holdco, subject to the same terms and conditions as under the applicable Hanover Stock Plan and the applicable option agreement entered into pursuant thereto, except that immediately following the Effective Time (A) each such Hanover Option shall be exercisable only for that whole number of shares of Holdco Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Hanover Common Stock subject to such Hanover Option immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio, and (B) the exercise price per share of Holdco Common Stock shall be an amount equal to the exercise price per share of Hanover Common Stock subject to such Hanover Option in effect immediately prior to the Effective Time divided by the Hanover Exchange Ratio (the price per share, as so determined, being rounded down to the nearest whole cent); provided, that in no event shall the exercise price be less than the par value of Holdco Common Stock. The adjustments provided in this paragraph with respect to any Hanover Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. From and after the date of this Agreement, Hanover and its Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Hanover Options in connection with the Hanover Merger (except to the extent such acceleration is required under the terms of such Hanover Options as of the date of this Agreement). To the extent such acceleration is required under the terms of such Hanover Options or other awards made under the Hanover Stock Plans upon the occurrence of a change of control (as such term is defined in the applicable Hanover Stock Plan), prior to the Effective Time, Hanover shall take all actions (if any) as may be required to cause such acceleration to occur at the Effective Time and immediately prior to the assumption of the Hanover Stock Plan by Holdco (to the extent permitted under the terms of such Hanover Stock Plan as of the date of this Agreement). Prior to the Closing, Holdco shall file with the SEC a Registration Statement on Form S-8 (or any successor form) covering the shares of Holdco Common Stock issuable upon exercise of Hanover Options and other awards made under the Hanover Stock Plans prior to the Effective Time to be assumed pursuant to this paragraph and shall cause such registration statement to remain effective for as long as there are outstanding any such Hanover Options. Except as otherwise specifically provided by this Section 4.1(e), the terms of the Hanover Options and the relevant Hanover Stock Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to Hanover Options after giving effect to the Hanover Merger and the assumptions by Holdco as set forth above. As soon as practicable following the Effective Time, Holdco shall deliver to the holders of Hanover Options appropriate notices setting forth such holders’ rights pursuant to the respective Hanover Stock Plans and the agreements evidencing the grants of such Hanover Options and stating that such Hanover Options and such agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(e)).
          (f) Effective upon consummation of the Mergers, Holdco shall execute and deliver supplemental indentures (the “Supplemental Indentures”) whereby it shall agree to be bound by the conversion provisions of Hanover’s 7.25% Convertible Junior Subordinated Debentures due 2029, 4.75% Convertible Senior Notes due 2014 and 4.75% Convertible Senior Notes due 2008 (collectively, the “Convertible Notes”) and take all other action necessary, such that following the Effective Time, each outstanding Convertible Note will be convertible into a whole number of shares of Holdco Common Stock and cash in lieu of fractional shares of Holdco Common Stock (determined in accordance with Section 4.2(e)) equal to the product of the number of shares of Hanover Common Stock that a holder of such Convertible Note would have had the right to receive had such Convertible Note been converted into Hanover Common Stock immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio. At or prior to the Effective Time, Hanover and Holdco shall comply with all the provisions of the indentures governing the Convertible Notes relating to the assumption of the obligations under such indentures arising from the Hanover Merger.
               Section 4.2 Exchange of Certificates Representing Hanover Common Stock and Universal Common Stock.
          (a) Prior to the Initial Effective Time, Holdco shall appoint a bank or trust company reasonably satisfactory to Hanover to act as exchange agent (the “Exchange Agent”). Holdco shall, when and as needed, deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Hanover Common Stock and Universal Common Stock for exchange in accordance with this Article 4, certificates representing the shares of Holdco Common Stock to be issued pursuant to Section 4.1 and delivered pursuant to this Section 4.2 in exchange for outstanding shares of Hanover Common Stock and Universal Common Stock, respectively. When and as needed, Holdco shall provide the Exchange Agent immediately following the Effective Time cash sufficient to pay cash in lieu of fractional shares of Holdco Common Stock in accordance with Section 4.2(e) (such cash and certificates for shares of Holdco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
          (b) Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of one or more certificates (“Certificates”) that immediately prior to the Initial Effective Time or the Effective Time, as applicable, represented shares of Hanover Common Stock or Universal Common Stock: (A) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Holdco may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Holdco Common Stock, any unpaid dividends and distributions on shares of Holdco Common Stock in accordance with Section 4.2(c) and cash in lieu of fractional shares in accordance with Section 4.2(e). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Holdco Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Hanover Common Stock that is not registered in the transfer records of Hanover or a transfer of ownership of Universal Common Stock that is not registered in the transfer records of Universal, a certificate representing the proper number of shares of Holdco Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Hanover Common Stock or Universal Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock issuable upon surrender of such Certificate as a result of the conversion provided in this Article 4 until such Certificate is surrendered as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate so surrendered, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date prior to surrender payable with respect to the number of whole shares of Holdco Common Stock issued pursuant to Section 4.1, less the amount of any withholding taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Holdco Common Stock, less the amount of any withholding taxes.
          (d) (i) At or after the Effective Time, the Hanover Surviving Entity shall pay from funds on hand at the Effective Time any dividends or make other distributions with a record date prior to the Effective Time that may have been declared or made by Hanover on shares of Hanover Common Stock which remain unpaid at the Effective Time, and after the Effective Time, there shall be no transfers on the stock transfer books of the Hanover Surviving Entity of the shares of Hanover Common Stock which were outstanding immediately prior to the Effective Time and (ii) at or after the Initial Effective Time, the Universal Surviving Entity shall pay from funds on hand at the Initial Effective Time any dividends or make other distributions with a record date prior to the Initial Effective Time that may have been declared or made by Universal on shares of Universal Common Stock which remain unpaid at the Initial Effective Time, and after the Initial Effective Time, there shall be no transfers on the stock transfer books of the Universal Surviving Entity of the shares of Universal Common Stock which were outstanding immediately prior to the Initial Effective Time. If, after the Effective Time, Certificates are presented to Holdco, the presented Certificates shall be canceled and exchanged for certificates representing shares of Holdco Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an “affiliate” of Hanover or Universal for purposes of Rule 145(c) under the Securities Act of 1933 (the “Securities Act”), shall not be exchanged until Hanover or Universal, as applicable, has received a written agreement from such person as provided in Section 7.11.
          (e) No fractional shares of Holdco Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of Holdco Common Stock pursuant to Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional shares of Holdco Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of Universal Common Stock multiplied by the Hanover Exchange Ratio. “Average Price” means the average closing price of the Universal Common Stock, as such price is reported on the New York Stock Exchange as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing, for the 15 trading days ending on the third trading day immediately preceding the Initial Effective Time.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates for shares of Holdco Common Stock) that remains undistributed to the former stockholders of Hanover or Universal one year after the Effective Time shall be delivered to Holdco. Any former stockholders of Hanover or Universal who have not theretofore complied with this Article 4 shall thereafter look only to Holdco for delivery of certificates representing their shares of Holdco Common Stock and cash in lieu of fractional shares and for any unpaid dividends and distributions on the shares of Holdco Common Stock deliverable to such former stockholder pursuant to this Agreement.
          (g) None of Holdco, Universal, Hanover, either Surviving Entity, the Exchange Agent or any other person shall be liable to any person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate certificates representing the shares of Holdco Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on shares of Holdco Common Stock, as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.
               Section 4.3 Adjustment of Exchange Ratios. If, between the date of this Agreement and the Initial Effective Time (in the case of the Universal Common Stock) or the Effective Time (in the case of the Hanover Common Stock) (and in each case, and as permitted by Section 7.l), the outstanding shares of Universal Common Stock or the outstanding shares of Hanover Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Universal Exchange Ratio or Hanover Exchange Ratio shall be appropriately adjusted to provide to the holders of Universal Common Stock or Hanover Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.
               Section 4.4 Rule 16b-3 Approval. Prior to the Closing, Holdco, Hanover and Universal, and their respective Boards of Directors or committees thereof, shall use their reasonable best efforts to take all actions to cause any dispositions of Hanover Common Stock or Universal Common Stock (including derivative securities with respect to Hanover Common Stock or Universal Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF HANOVER
          Except as set forth in the disclosure letter delivered to Universal by Hanover at or prior to the execution of this Agreement (the “Hanover Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Hanover Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Hanover represents and warrants to Universal that:
               Section 5.1 Existence; Good Standing; Corporate Authority. Hanover is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Hanover is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect. Hanover has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Hanover’s certificate of incorporation and bylaws previously made available to Universal are true and correct and contain all amendments as of the date of this Agreement.
               Section 5.2 Authorization, Validity and Effect of Agreements. Hanover has the requisite corporate power and authority to execute and deliver this Agreement and, upon receipt of the Hanover Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the consummation by Hanover of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Hanover, other than the receipt of the Hanover Stockholder Approval. Hanover has duly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and legally binding obligation of the other parties hereto, this Agreement constitutes the valid and legally binding obligation of Hanover, enforceable against Hanover in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 6.19, Hanover has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and any other applicable takeover law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the transactions contemplated hereby.
               Section 5.3 Capitalization. The authorized capital stock of Hanover consists of 200,000,000 shares of Hanover Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (“Hanover Preferred Stock”). As of January 31, 2007 (the “Cut-off Time”), there were (i) 103,992,759 outstanding shares of Hanover Common Stock (which includes outstanding restricted stock), (ii) 2,533,037 shares of Hanover Common Stock reserved for issuance upon exercise of outstanding Hanover Options and restricted stock units, (iii) no outstanding shares of Hanover Preferred Stock, (iii) 4,369,882 shares of Hanover Common Stock reserved for issuance upon conversion of Hanover’s outstanding 4.75% Convertible Senior Notes due 2008, (iv) 9,583,338 shares of Hanover Common Stock reserved for issuance upon conversion of Hanover’s outstanding 4.75% Convertible Senior Notes due 2014 and (v) 3,688,654 shares of Hanover Common Stock reserved for issuance upon conversion of Hanover’s outstanding 7.25% Convertible Junior Subordinated Notes due 2029. From the Cut-off Time to the date of this Agreement, no additional shares of Hanover Common Stock have been issued (other than pursuant to Hanover Options which were outstanding as of the Cut-off Time and are included in the number of shares of Hanover Common Stock reserved for issuance upon exercise of outstanding Hanover Options in (ii) above), no additional Hanover Options have been issued or granted, and there has been no increase in the number of shares of Hanover Common Stock issuable upon exercise of the Hanover Options from the number issuable under such Hanover Options as of the Cut-off Time. All such issued and outstanding shares of Hanover Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this Section 5.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Hanover or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other voting securities of Hanover or any of its Subsidiaries. Except for the Convertible Notes, Hanover has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Hanover on any matter.
               Section 5.4 Subsidiaries. Each of Hanover’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Hanover’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by Hanover free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (“Liens”) other than Permitted Liens.
               Section 5.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect and except for (i) matters related to taxes, which are treated exclusively in Section 5.10, and (ii) matters arising under Environmental Laws (as defined herein), which are treated exclusively in Section 5.13:
          (a) Neither Hanover nor any Subsidiary of Hanover is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively,

“Applicable Laws”), and no claim is pending or, to the knowledge of Hanover, threatened with respect to any such matters. No condition exists which does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Hanover or any Subsidiary of Hanover.
          (b) Hanover and each Subsidiary of Hanover hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Hanover Permits”). All Hanover Permits are in full force and effect and there exists no default thereunder or breach thereof, and Hanover has no notice or actual knowledge that such Hanover Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Hanover threatened to give, any action to terminate, cancel or reform any Hanover Permit.
          (c) Hanover and each Subsidiary of Hanover possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Hanover Real Property”). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Hanover, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Hanover Real Property.
               Section 5.6 No Conflict.
          (a) Neither the execution and delivery by Hanover of this Agreement nor the consummation by Hanover of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the Hanover Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Hanover; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Hanover or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Hanover or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Hanover or any of its Subsidiaries is a party, or by which Hanover or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 5.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Hanover or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Hanover Material Adverse Effect.

          (b) Neither the execution and delivery by Hanover of this Agreement nor the consummation by Hanover of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act, the Securities Act or applicable state securities and “Blue Sky” laws, (ii) filings and notifications required under applicable non-U.S. antitrust laws set forth in Section 5.6 of the Hanover Disclosure Letter and Section 6.6 of the Universal Disclosure Letter ((i) and (ii) collectively, the “Regulatory Filings”) and (iii) the filing of the Hanover Certificate of Merger with the Secretary of State of the State of Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Hanover Material Adverse Effect.
          (c) This Agreement, the Mergers and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any Hanover Material Contract or (ii) any contract or plan under which any employees, officers or directors of Hanover or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any material Hanover Permit.
               Section 5.7 SEC Documents.
          (a) Hanover and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since September 30, 2003 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and have made available to Universal each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Hanover Reports”). As of its respective date, each Hanover Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Hanover Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Hanover Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Hanover and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Hanover Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Hanover and its

Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Hanover and its Subsidiaries included in the most recent Hanover Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Hanover nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Hanover or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect.
          (b) Since September 30, 2003, the chief executive officer and chief financial officer of Hanover have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; neither Hanover nor its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Hanover maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Hanover and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Hanover Reports and other public disclosure and Hanover is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the New York Stock Exchange. As of the date hereof, Hanover has no knowledge of any material weaknesses in the design or operation of its internal controls over financial reporting. There is no reason to believe that Hanover’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of Hanover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
          (c) Hanover and its Subsidiaries maintain accurate books and records reflecting in all material respects their respective assets and liabilities and maintain proper and adequate internal accounting controls.
          (d) Neither Hanover nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Hanover. No loan or extension of credit is maintained by Hanover or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
               Section 5.8 Litigation. Except as described in the Hanover Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Hanover or any of its Subsidiaries or, to Hanover’s knowledge, threatened against

Hanover or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Hanover Material Adverse Effect.
               Section 5.9 Absence of Certain Changes. From January 1, 2006 to the date of this Agreement, there has not been (i) a Hanover Material Adverse Effect or (ii) except as described in the Hanover Reports filed with the SEC prior to the date of this Agreement, (A) any material change by Hanover or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections applicable to Hanover’s consolidated financial statements; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Hanover or any redemption, purchase or other acquisition of any of its equity securities; (C) any split, combination or reclassification of any capital stock of Hanover or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (D) any damage to or any destruction or loss of physical properties owned or used by Hanover or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Hanover Material Adverse Effect; or (E) any reevaluations by Hanover or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Hanover will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them.
               Section 5.10 Taxes.
          (a) All tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to Hanover or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Hanover or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, (i) no audit or other administrative proceeding or court proceeding is presently pending with regard to any tax or Return of Hanover or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Hanover or any of its Subsidiaries may be liable; and (iii) neither Hanover nor any of its Subsidiaries has any liability for any tax under Treas. Reg. § 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Hanover or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. As of the date of this Agreement, neither Hanover nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Hanover or any of its Subsidiaries. Neither Hanover nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Hanover nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement among Hanover and any of its Subsidiaries. Since December 31, 2005, Hanover has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Hanover has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. To the knowledge of Hanover, Hanover has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years. The Mergers will not cause Hanover or any of its Subsidiaries to recognize gain by reason of Section 355(e) of the Code.
          (c) Neither Hanover nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that could reasonably be expected to cause gain or loss to be recognized for U.S. federal income tax purposes by a holder of Hanover Common Stock upon the transfer that is deemed to occur for U.S. federal income tax purposes of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock.
          (d) For purposes of this Agreement, “tax” or “taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).
               Section 5.11 Employee Benefit Plans.
          (a) Section 5.11 of the Hanover Disclosure Letter contains a list of all Hanover Benefit Plans. The term “Hanover Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Hanover or any of its Subsidiaries or ERISA Affiliates or to which Hanover or any of its Subsidiaries or ERISA

Affiliates is a party or is required to provide benefits under Applicable Laws. Hanover has made available to Universal true and complete copies of the Hanover Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Hanover Benefit Plans; to the extent applicable, the Hanover Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Hanover Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); the Hanover Benefit Plans have been maintained and operated in accordance with their terms, and, to Hanover’s knowledge, there are no breaches of fiduciary duty in connection with the Hanover Benefit Plans; there are no pending or, to Hanover’s knowledge, threatened claims against or otherwise involving any Hanover Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Hanover Benefit Plan activities) has been brought against or with respect to any Hanover Benefit Plan; all material contributions required to be made as of the date of this Agreement to the Hanover Benefit Plans have been made or provided for; with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Hanover, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Hanover or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) neither Hanover nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
          (c) No Hanover Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Hanover or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 5.11(c) of the Hanover Disclosure Letter, (A) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of Hanover or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Hanover under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (B) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Hanover or any Subsidiary thereof.
          (d) No Hanover Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Hanover or any Subsidiary of Hanover for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
          (e) From January 1, 2006 to the date of this Agreement, except in the ordinary course of business consistent with past practice or as described in the Hanover Reports filed prior to the date of this Agreement, there has not been (i) any granting, or any commitment or promise to grant, by Hanover or any of its Subsidiaries to any officer of Hanover or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 5.11(e)(i)(A)), (ii) any entry by Hanover or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of Hanover or any of its Subsidiaries at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Hanover Benefit Plan, except in accordance with the pre-existing terms of that Hanover Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new Hanover Benefit Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards.
               Section 5.12 Labor Matters.
          (a) Neither Hanover nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Hanover’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, (i) neither Hanover nor any Subsidiary of Hanover has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Hanover or any Subsidiary of Hanover or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Hanover or any Subsidiary of Hanover pending or, to the knowledge of Hanover, threatened, before any governmental authority by or concerning the employees working in their respective businesses.

               Section 5.13 Environmental Matters.
          (a) Except as described in the Hanover Reports filed with the SEC prior to the date of this Agreement, Hanover and each Subsidiary of Hanover has been and is in compliance with all applicable orders of any court, governmental authority or arbitration board or tribunal and any applicable law, ordinance, rule, regulation or other legal requirement (including common law) related to human health and the environment (“Environmental Laws”) except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law, except for any non-compliance or interference that, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Hanover, threatened against Hanover or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Hanover or its Subsidiaries, former) businesses, assets or properties of Hanover or any Subsidiary of Hanover, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
          (c) Neither Hanover nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and are not reasonably likely to have a Hanover Material Adverse Effect.
               Section 5.14 Intellectual Property. Hanover and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect. The conduct of Hanover’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except for such conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Hanover or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect.
               Section 5.15 Decrees, Etc. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Hanover or any Subsidiary of Hanover that continues to be in effect that materially affects the ownership or operation of any of their respective assets and (b) since January 1, 1997, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Hanover or any Subsidiary of Hanover.
               Section 5.16 Insurance.
          (a) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, Hanover and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the industries in which Hanover and its Subsidiaries operate on the date of this Agreement.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, no event relating specifically to Hanover or its Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Hanover or any Subsidiary of Hanover during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by Hanover or any Subsidiary of Hanover to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Hanover or any Subsidiary of Hanover under any such excess liability or protection and indemnity insurance policies.
               Section 5.17 No Brokers. Hanover has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Holdco, Hanover or Universal to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Hanover has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) as its financial advisor, the fees of which shall not exceed those set forth in Section 5.17 of the Hanover Disclosure Letter.

               Section 5.18 Opinion of Financial Advisor and Board Approval. The Board of Directors of Hanover has received the opinion of Credit Suisse to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, the Hanover Exchange Ratio is fair, from a financial point of view, to the holders of Hanover Common Stock, it being agreed that none of Holdco, Universal or Universal Merger Sub has any rights with respect to such opinion. Hanover’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Hanover, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended adoption of this Agreement by the stockholders of Hanover.
               Section 5.19 Universal Stock Ownership. Neither Hanover nor any of its Subsidiaries owns any shares of capital stock of Universal or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Universal. Hanover is not an “interested stockholder” (within the meaning of Section 203 of the DGCL) with respect to Universal and has not, within the last three years, been an “interested stockholder” with respect to Universal.
               Section 5.20 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 6.19, the only vote of the holders of any class or series of Hanover capital stock necessary to approve any transaction contemplated by this Agreement is the affirmative vote in favor of the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Hanover Common Stock (the “Hanover Stockholder Approval”).
               Section 5.21 Certain Contracts.
          (a) Except for this Agreement and except as filed as an exhibit to the Hanover Reports, neither Hanover nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 5.21(a) being referred to herein as the “Hanover Material Contracts”).
          (b) As of the date of this Agreement, each Hanover Material Contract is in full force and effect, and Hanover and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Hanover Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, neither Hanover nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Hanover, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Hanover Material Contract or (y) has received written notice of the desire of the other party or parties to any such Hanover Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Hanover Material Contract is enforceable by Hanover or a Subsidiary of Hanover in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Hanover Material Adverse Effect.
               Section 5.22 Capital Expenditure Program. As of the date of this Agreement, Section 5.22 of the Hanover Disclosure Letter accurately sets forth in all material respects the capital expenditures that are forecast to be incurred in 2007 on a quarterly basis.
               Section 5.23 Improper Payments. No material bribes, kickbacks or other payments have been made in violation of Applicable Laws by Hanover or any Subsidiary of Hanover or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Hanover, any Subsidiary of Hanover nor any agent of any of them has received any such payments from vendors, suppliers or other persons.
               Section 5.24 Takeover Statutes; Rights Plans. Assuming the accuracy of the representations of Universal in Section 6.19 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Hanover Merger the restrictions on “business combinations” set forth in Section 203 of the DGCL or any similar provision (a “Takeover Statute”). Hanover does not have any preferred share purchase rights plan or similar rights plan in effect.
               Section 5.25 Title, Ownership and Related Matters.
          (a) Hanover and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by Universal, defensible title to their respective inventory, equipment and other tangible and intangible property, including the natural gas compression and oil and natural gas production and processing equipment owned and/or operated by Hanover or its Subsidiaries and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit Hanover and its Subsidiaries to conduct their respective businesses as currently conducted. As used in this Agreement, the term “Permitted Liens” shall mean Liens for taxes not yet due and payable; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; Liens incurred in the ordinary course of business that secure obligations not yet due and payable; Liens securing indebtedness of Hanover and its Subsidiaries or Universal and its Subsidiaries outstanding as of the date of this Agreement or incurred in accordance with Section 7.1 hereof and Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.
          (b) Each of Hanover and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which Hanover or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Hanover and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF UNIVERSAL, HOLDCO AND MERGER SUBS
          Except as set forth in the disclosure letter delivered to Hanover by Universal at or prior to the execution of this Agreement (the “Universal Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Universal Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Universal, Holdco and each Merger Sub, jointly and severally, represent and warrant to Hanover that:
               Section 6.1 Existence; Good Standing; Corporate Authority. Each of Universal, Holdco and each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Universal is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect. Each of Universal, Holdco and each Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificates of incorporation and bylaws of Universal, Holdco and each Merger Sub previously made available to Hanover are true and correct and contain all amendments as of the date of this Agreement.
               Section 6.2 Authorization, Validity and Effect of Agreements. Each of Universal, Holdco and the Merger Subs has the requisite corporate power and authority to execute and deliver this Agreement and, upon receipt of the Universal Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the consummation by each of Universal, Holdco and the Merger Subs of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of each of them, other than (i) the receipt of the Universal Stockholder Approval, (ii) the adoption of this Agreement by Holdco in its capacity as sole stockholder of each of the Merger Subs and (iii) the approval of the Holdco Charter by Universal in its capacity as sole stockholder of Holdco. Each of Universal, Holdco and the Merger Subs has duly executed and delivered this Agreement. Assuming this Agreement constitutes a valid and legally binding obligation of Hanover, this Agreement constitutes the valid and legally binding obligation of each of Universal, Holdco and the Merger Subs, enforceable against Universal, Holdco and the Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 5.19, Universal has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and any other applicable takeover law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the transactions contemplated hereby.

               Section 6.3 Capitalization. The authorized capital stock of Universal consists of 200,000,000 shares of Universal Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Universal Preferred Stock”). As of the Cut-off Time, there were (i) 30,687,130 outstanding shares of Universal Common Stock, (ii) 1,891,112 shares of Universal Common Stock reserved for issuance upon exercise of outstanding Universal Options, (iii) no outstanding shares of Universal Preferred Stock and (iv) 2,177 shares of Universal Common Stock owed to current or former directors of Universal under Universal’s Directors’ Stock Plan. From the Cut-off Time to the date of this Agreement, no additional shares of Universal Common Stock have been issued (other than pursuant to Universal Options which were outstanding as of the Cut-off Time and are included in the number of shares of Universal Common Stock reserved for issuance upon exercise of outstanding Universal Options in (ii) above), no additional Universal Options have been issued or granted, and there has been no increase in the number of shares of Universal Common Stock issuable upon exercise of the Universal Options from those issuable under such Universal Options as of the Cut-off Time. All such issued and outstanding shares of Universal Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are (A) 625,000 common units of Universal Compression Partners, L.P. (the “Universal Partnership”) reserved for issuance under the Universal Partnership Long-Term Incentive Plan (the “Universal Partnership LTIP”), of which 593,572 common units of the Universal Partnership were reserved for issuance upon exercise of outstanding options granted under the Universal Partnership LTIP (which options are identified in Section 6.3 of the Universal Disclosure Letter), (B) 5,607 phantom units that have been granted by the Universal Partnership and 332,142 common unit appreciation rights that have been granted by Universal (which phantom units and appreciation rights are identified in Section 6.3 of the Universal Disclosure Letter) and (C) no other awards outstanding under the Universal Partnership LTIP. As of the date of this Agreement, except as set forth in this Section 6.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Universal or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other voting securities of Universal or any of its Subsidiaries. Universal has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Universal on any matter.
               Section 6.4 Subsidiaries.
          (a) Each of Universal’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Universal’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by Universal free and clear of all Liens other than Permitted Liens.
          (b) All of the outstanding capital stock of Holdco is owned directly by Universal. All of the outstanding capital stock of each of the Merger Subs is owned directly by Holdco. Holdco and the Merger Subs have been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Initial Effective Time, (i) there will be 250,000,000 shares of Holdco Common Stock authorized for issuance in connection with the Mergers, other than 100 shares of Holdco Common Stock that will be held by Universal and (ii) each Merger Sub will have 100 outstanding shares of its common stock, par value $0.01 per share. The shares of Holdco Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.
               Section 6.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect and except for (i) matters related to taxes, which are treated exclusively in Section 6.10, and (ii) matters arising under Environmental Laws, which are treated exclusively in Section 6.13:
          (a) Neither Universal nor any Subsidiary of Universal is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Universal, threatened with respect to any such matters. No condition exists which does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Universal or any Subsidiary of Universal.
          (b) Universal and each Subsidiary of Universal hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Universal Permits”). All Universal Permits are in full force and effect and there exists no default thereunder or breach thereof, and Universal has no notice or actual knowledge that such Universal Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Universal threatened to give, any action to terminate, cancel or reform any Universal Permit.
          (c) Universal and each Subsidiary of Universal possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Universal Real Property”). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Universal, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Universal Real Property.

               Section 6.6 No Conflict.
          (a) Neither the execution and delivery by Universal, Holdco and the Merger Subs of this Agreement nor the consummation by any of them of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the Universal Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Holdco, Universal or either Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Universal or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Universal or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Universal or any of its Subsidiaries is a party, or by which Universal or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 6.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Universal or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Universal Material Adverse Effect.
          (b) Neither the execution and delivery by Universal, Holdco or either Merger Sub of this Agreement nor the consummation by any of them of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than (i) the Regulatory Filings, (ii) the filing of a listing application with the New York Stock Exchange pursuant to Section 7.9, and (iii) the filing of the Certificates of Merger and the Holdco Charter with the Secretary of State of the State of Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Universal Material Adverse Effect.
          (c) This Agreement, the Mergers and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any Universal Material Contract or (ii) any contract or plan under which any employees, officers or directors of Universal or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any material Universal Permit.

               Section 6.7 SEC Documents.
          (a) Universal and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since September 30, 2003 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and have made available to Hanover each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Universal Reports”). As of its respective date, each Universal Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Universal Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Universal Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Universal and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Universal Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Universal and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Universal and its Subsidiaries included in the most recent Universal Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Universal nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Universal or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect.
          (b) Since September 30, 2003, the chief executive officer and chief financial officer of Universal have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct; neither Universal nor its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Universal maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Universal and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the

Universal Reports and other public disclosure and Universal is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the New York Stock Exchange. As of the date hereof, Universal has no knowledge of any material weaknesses in the design or operation of its internal controls over financial reporting. There is no reason to believe that Universal’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of Universal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
          (c) Universal and its Subsidiaries maintain accurate books and records reflecting in all material respects their respective assets and liabilities and maintain proper and adequate internal accounting controls.
          (d) Neither Universal nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Universal. No loan or extension of credit is maintained by Universal or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
               Section 6.8 Litigation. Except as described in the Universal Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Universal or any of its Subsidiaries or, to Universal’s knowledge, threatened against Universal or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Universal Material Adverse Effect.
               Section 6.9 Absence of Certain Changes. From January 1, 2006 to the date of this Agreement, there has not been (i) a Universal Material Adverse Effect or (ii) except as described in the Universal Reports filed with the SEC prior to the date of this Agreement, (A) any material change by Universal or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections applicable to Universal’s consolidated financial statements; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Universal or any redemption, purchase or other acquisition of any of its equity securities; (C) any split, combination or reclassification of any capital stock of Universal or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (D) any damage to or any destruction or loss of physical properties owned or used by Universal or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Universal Material Adverse Effect; or (E) any reevaluations by Universal or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Universal will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them.

               Section 6.10 Taxes.
          (a) All Returns required to be filed by or with respect to Universal or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Universal or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, (i) no audit or other administrative proceeding or court proceeding is presently pending with regard to any tax or Return of Universal or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Universal or any of its Subsidiaries may be liable; and (iii) neither Universal nor any of its Subsidiaries has any liability for any tax under Treas. Reg. § 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Universal or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. As of the date of this Agreement, neither Universal nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Universal or any of its Subsidiaries. Neither Universal nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Universal nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement among Universal and any of its Subsidiaries. Since December 31, 2005, Universal has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Universal has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. To the knowledge of Universal, Universal has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years. The Mergers will not cause Universal or any of its Subsidiaries to recognize gain by reason of Section 355(e) of the Code.
          (c) Neither Universal nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that could reasonably be expected to cause gain or loss to be recognized for U.S. federal income tax purposes by a holder of Universal Common Stock upon its transfer that is deemed to occur for U.S. federal income tax purposes of Universal Common

Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock.
          (d) The Universal Partnership is properly classified as a partnership for federal income tax purposes, and for the portion of the taxable year of Universal Partnership that ends at the Initial Effective Time, 90 percent or more of the gross income of the Universal Partnership will consist of “qualifying income,” as defined in Section 7704(d) of the Code.
               Section 6.11 Employee Benefit Plans.
          (a) Section 6.11 of the Universal Disclosure Letter contains a list of all Universal Benefit Plans. The term “Universal Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Universal or any of its Subsidiaries or ERISA Affiliates or to which Universal or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under Applicable Laws. Universal has made available to Hanover true and complete copies of the Universal Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.
          (b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Universal Benefit Plans; to the extent applicable, the Universal Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Universal Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); the Universal Benefit Plans have been maintained and operated in accordance with their terms, and, to Universal’s knowledge, there are no breaches of fiduciary duty in connection with the Universal Benefit Plans; there are no pending or, to Universal’s knowledge, threatened claims against or otherwise involving any Universal Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Universal Benefit Plan activities) has been brought against or with respect to any Universal Benefit Plan; all material contributions required to be made as of the date of this Agreement to the Universal Benefit Plans have been made or provided for; with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Universal, its Subsidiaries or any of their ERISA Affiliates, (i) neither Universal nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
          (c) No Universal Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Universal or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 6.11(c) of the Universal Disclosure Letter, (A) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of Universal or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Universal under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (B) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Universal or any Subsidiary thereof.
          (d) No Universal Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Universal or any Subsidiary of Universal for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
          (e) From January 1, 2006 to the date of this Agreement, except in the ordinary course of business consistent with past practice or as described in the Universal Reports filed prior to the date of this Agreement, there has not been (i) any granting, or any commitment or promise to grant, by Universal or any of its Subsidiaries to any officer of Universal or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 6.11(e)(i)(A)), (ii) any entry by Universal or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of Universal or any of its Subsidiaries at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Universal Benefit Plan, except in accordance with the pre-existing terms of that Universal Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new Universal Benefit Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards.

               Section 6.12 Labor Matters.
          (a) Neither Universal nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Universal’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, (i) neither Universal nor any Subsidiary of Universal has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Universal or any Subsidiary of Universal or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Universal or any Subsidiary of Universal pending or, to the knowledge of Universal, threatened, before any governmental authority by or concerning the employees working in their respective businesses.
               Section 6.13 Environmental Matters.
          (a) Except as described in the Universal Reports filed with the SEC prior to the date of this Agreement, Universal and each Subsidiary of Universal has been and is in compliance with all Environmental Laws except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law, except for any non-compliance or interference that, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Universal, threatened against Universal or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Universal or its Subsidiaries, former) businesses, assets or properties of Universal or any Subsidiary of Universal, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

          (c) Neither Universal nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and are not reasonably likely to have a Universal Material Adverse Effect.
               Section 6.14 Intellectual Property. Universal and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect. The conduct of Universal’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except for such conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Universal or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect.
               Section 6.15 Decrees, Etc. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Universal or any Subsidiary of Universal that continues to be in effect that materially affects the ownership or operation of any of their respective assets and (b) since January 1, 1997, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Universal or any Subsidiary of Universal.
               Section 6.16 Insurance.
          (a) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, Universal and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the industries in which Universal and its Subsidiaries operate on the date of this Agreement.
          (b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, no event relating specifically to Universal or its Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Universal or any Subsidiary of Universal during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by Universal or any Subsidiary of Universal to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Universal or any Subsidiary of Universal under any such excess liability or protection and indemnity insurance policies.
               Section 6.17 No Brokers. Universal has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Holdco, Hanover or Universal to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Universal has retained Goldman, Sachs & Co. as its financial advisor, the fees of which shall not exceed those set forth in Section 6.17 of the Universal Disclosure Letter.
               Section 6.18 Opinion of Financial Advisor and Board Approvals. The Board of Directors of Universal has received the opinion of Goldman, Sachs & Co. to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, the Universal Exchange Ratio is fair, from a financial point of view, to the holders of Universal Common Stock, it being agreed that none of Holdco, Hanover or Hanover Merger Sub has any rights with respect to such opinion. Universal’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Universal, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended adoption of this Agreement by the stockholders of Universal.
               Section 6.19 Hanover Stock Ownership. Neither Universal nor any of its Subsidiaries owns any shares of capital stock of Hanover or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Hanover. Universal is not an “interested stockholder” with respect to Hanover and Universal has not, within the last three years, been an “interested stockholder” with respect to Hanover.
               Section 6.20 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 5.19, the only vote of the holders of any class or series of Universal capital stock necessary to approve any transaction contemplated by this Agreement is the affirmative vote in favor of the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Universal Common Stock (the “Universal Stockholder Approval”).
               Section 6.21 Certain Contracts.
          (a) Except for this Agreement and except as filed as an exhibit to the Universal Reports, neither Universal nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC)

(all contracts of the type described in this Section 6.21(a) being referred to herein as the “Universal Material Contracts”).
          (b) As of the date of this Agreement, each Universal Material Contract is in full force and effect, and Universal and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Universal Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, neither Universal nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Universal, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Universal Material Contract or (y) has received written notice of the desire of the other party or parties to any such Universal Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Universal Material Contract is enforceable by Universal or a Subsidiary of Universal in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Universal Material Adverse Effect.
               Section 6.22 Capital Expenditure Program. As of the date of this Agreement, Section 6.22 of the Universal Disclosure Letter accurately sets forth in all material respects the capital expenditures that are forecast to be incurred in 2007 on a quarterly basis.
               Section 6.23 Improper Payments. No material bribes, kickbacks or other payments have been made in violation of Applicable Laws by Universal or any Subsidiary of Universal or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Universal, any Subsidiary of Universal, nor any agent of any of them has received any such payments from vendors, suppliers or other persons.
               Section 6.24 Takeover Statutes; Rights Plans. Assuming the accuracy of the representations of Hanover in Section 5.19 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Universal Merger any Takeover Statute. Each of Universal, Holdco and the Merger Subs does not have any preferred share purchase rights plan or similar rights plan in effect.
               Section 6.25 Title, Ownership and Related Matters.
          (a) Universal and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by Hanover, defensible title to their respective inventory, equipment and other tangible and intangible property, including the natural gas compression and oil and natural gas production and processing equipment owned and/or operated by Universal or its Subsidiaries and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit Universal and its Subsidiaries to conduct their respective businesses as currently conducted.
          (b) Each of Universal and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which Universal or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Universal and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases.
ARTICLE 7
COVENANTS
               Section 7.1 Conduct of Business. Prior to the Effective Time, except as set forth in the Universal Disclosure Letter or the Hanover Disclosure Letter or as any other provision of this Agreement expressly permits or provides or (provided that the party proposing to take such action has provided the other party with advance notice of the proposed action to the extent practicable) as required by Applicable Laws, unless the other party has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, each of Universal and Hanover:
          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;
          (b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with, any of its Subsidiaries or may be liquidated into it or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;
          (c) shall not amend or propose to amend its certificate of incorporation or bylaws, other than bylaw amendments that are not detrimental to the interests of stockholders;
          (d) shall not permit or allow Hanover Merger Sub or Universal Merger Sub to amend their respective certificates of incorporation or bylaws;
          (e) shall promptly notify the other of any material change in its or any of its material Subsidiaries’ condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Universal Material Contract or Hanover Material Contract, respectively (or communications indicating that the same may be contemplated), or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;
          (f) shall not, and shall not permit any of its Subsidiaries to, (i) except pursuant to the exercise of options or upon the settlement of restricted stock units in each case existing on the date of this Agreement and disclosed in this Agreement or the Universal Disclosure Letter or the Hanover Disclosure Letter, pursuant to the conversion of any Convertible Notes in accordance with the terms thereof or pursuant to the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Hanover Benefit Plans or the Universal Benefit Plans in existence as of the date hereof to any newly hired employees or to existing officers, directors or employees in the ordinary course of business consistent with past practices; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (ii) shall not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by this Agreement, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date of this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by law, (v) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, or (vi) permit any holder of an option or other award pertaining to shares of Universal Common Stock or Hanover Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;
          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;
          (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with

Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 7.5(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iii) above for aggregate consideration not exceeding $25 million for each of Hanover and Universal;
          (i) shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $150 million for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are compression and related equipment and (B) $50 million for all other acquisitions to which this paragraph relates, in each case for each of Hanover and Universal (excluding, with respect to this clause (i), acquisitions approved in writing by both parties and excluding acquisitions by the Universal Partnership), or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act or any Non-U.S. Antitrust Law;
          (j) shall not, and shall cause its Subsidiaries not to, change any of the material accounting principles or practices used by it except as may be required as a result of a change in generally accepted accounting principles;
          (k) shall, and shall cause any of its Subsidiaries to, use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;
          (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes except to the extent of any reserve reflected on that party’s consolidated balance sheet as of September 30, 2006 as filed with the SEC in its Quarterly Report on Form 10-Q for the quarter then ended relating to such matter that was established in the ordinary course of business consistent with past practice, or (iii) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law;
          (m) shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money in excess of $200 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries or (C) borrowings in respect of intercompany debt or (ii) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on its property (other than Permitted Liens);
          (n) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of Universal or Hanover, other than shares purchased solely to satisfy withholding obligations in connection with the vesting or exercise (as applicable) of restricted stock, stock options, stock appreciation rights, restricted stock units and similar awards by the grantees thereof;
          (o) shall not take any action that could reasonably be expected to delay materially or adversely affect in a material respect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement;
          (p) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party; and (ii) shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;
          (q) shall not take any action that would reasonably be expected to result in any condition in Article 8 not being satisfied; and
          (r) shall not (i) agree in writing or otherwise to take any of the prohibited actions described above or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the prohibited actions described above that refer to Subsidiaries.
               Section 7.2 No Solicitation by Hanover.
          (a) Hanover shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Hanover Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any Hanover Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Hanover or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Hanover or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.2 by Hanover. Hanover shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Hanover

Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Hanover Stockholder Approval, in response to a bona fide written Hanover Takeover Proposal that the Board of Directors of Hanover determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Hanover Superior Proposal, and which Hanover Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.2, Hanover may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Hanover under Applicable Laws, and subject to compliance with Section 7.2(c) and after giving Universal written notice of such determination, (x) furnish information with respect to Hanover and its Subsidiaries to the person making such Hanover Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Universal or is provided to Universal prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Hanover Takeover Proposal (and its Representatives) regarding such Hanover Takeover Proposal.
          The term “Hanover Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Hanover and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Hanover or any of its “significant subsidiaries” (as that term is defined in Item 1.02(w) of Regulation S-X), any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Hanover or any of its significant subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Hanover or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Hanover or any of its significant subsidiaries or of any resulting parent company of Hanover, other than the transactions contemplated by this Agreement.
          The term “Hanover Superior Proposal” means any bona fide proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Hanover Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Hanover, which the Board of Directors of Hanover determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Hanover from a financial point of view than the Hanover Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Universal in response to such offer or otherwise)) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.
          For purposes of the definitions of “Hanover Takeover Proposal” and “Hanover Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.
          (b) Neither the Board of Directors of Hanover nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Universal), or propose to withdraw (or modify in a manner adverse to Universal), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Hanover Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Hanover Takeover Proposal or (C) fail to reaffirm within a reasonable period of time upon request by Universal (publicly if so requested) its recommendation of this Agreement, the Hanover Merger and the other transactions contemplated by this Agreement (any such action or failure described in this clause (i) being referred to as a “Hanover Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow Hanover or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Hanover Takeover Proposal (other than a confidentiality agreement referred to in Section 7.2(a)). Notwithstanding the foregoing, at any time prior to obtaining Hanover Stockholder Approval, the Board of Directors of Hanover may make a Hanover Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Hanover under Applicable Laws; provided, however, that no Hanover Adverse Recommendation Change may be made until after the fifth business day following Universal’s receipt of written notice (a “Hanover Notice of Adverse Recommendation”) from Hanover advising Universal that the Board of Directors of Hanover intends to make a Hanover Adverse Recommendation Change and specifying the terms and conditions of the Hanover Superior Proposal, if any, that is related to such Hanover Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Hanover Superior Proposal shall require a new Hanover Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Hanover Adverse Recommendation Change, the Board of Directors of Hanover shall take into account any changes to the financial terms of this Agreement proposed by Universal in response to a Hanover Notice of Adverse Recommendation or otherwise.
          (c) In addition to the obligations of Hanover set forth in paragraphs (a) and (b) of this Section 7.2, Hanover shall promptly (and in any event within one business day after receipt thereof) advise Universal orally and in writing of any Hanover Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Hanover Takeover Proposal, the material terms and conditions of any such Hanover Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Hanover Takeover Proposal or inquiry. Hanover shall (i) keep Universal fully informed of the status and material terms and conditions (including any change therein) of any such Hanover Takeover Proposal or inquiry and (ii) provide to Universal as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Hanover or any of its Subsidiaries from any person that describes any of the material terms and conditions of any Hanover Takeover Proposal.
          (d) Nothing contained in this Section 7.2 shall prohibit Hanover from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of Hanover if, in the good faith judgment of the Board of Directors of Hanover (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty; provided, however, that in no event shall Hanover or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.2(b).
               Section 7.3 No Solicitation by Universal.
          (a) Universal shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any Representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Universal Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any Universal Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Universal or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Universal or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.3 by Universal. Universal shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Universal Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Universal Stockholder Approval, in response to a bona fide written Universal Takeover Proposal that the Board of Directors of Universal determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Universal Superior Proposal, and which Universal Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.3, Universal may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Universal under Applicable Laws, and subject to compliance with Section 7.3(c) and after giving Hanover written notice of such determination, (x) furnish information with respect to Universal and its Subsidiaries to the person making such Universal Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Hanover or is provided to Hanover prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Universal Takeover Proposal (and its Representatives) regarding such Universal Takeover Proposal.
          The term “Universal Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Universal and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Universal or any of its “significant subsidiaries” (as that term is defined in Item 1.02(w) of Regulation S-X), any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Universal or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Universal or any of its significant subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Universal or any of its significant subsidiaries or of any resulting parent company of Universal, other than the transactions contemplated by this Agreement.
          The term “Universal Superior Proposal” means any bona fide proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Universal Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Universal, which the Board of Directors of Universal determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Universal from a financial point of view than the Universal Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Hanover in response to such offer or otherwise)) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.
          For purposes of the definitions of “Universal Takeover Proposal” and “Universal Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.
          (b) Neither the Board of Directors of Universal nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Hanover), or propose to withdraw (or modify in a manner adverse to Hanover), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Universal Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Universal Takeover Proposal or (C) fail to reaffirm within a reasonable period of time upon request by Hanover (publicly if so requested) its recommendation of this Agreement, the Universal Merger and the other transactions contemplated by this Agreement (any such action or failure described in this clause

(i) being referred to as a “Universal Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow Universal or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Universal Takeover Proposal (other than a confidentiality agreement referred to in Section 7.3(a)). Notwithstanding the foregoing, at any time prior to obtaining Universal Stockholder Approval, the Board of Directors of Universal may make a Universal Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Universal under Applicable Laws; provided, however, that no Universal Adverse Recommendation Change may be made until after the fifth business day following Hanover’s receipt of written notice (a “Universal Notice of Adverse Recommendation”) from Universal advising Hanover that the Board of Directors of Universal intends to make a Universal Adverse Recommendation Change and specifying the terms and conditions of the Universal Superior Proposal, if any, that is related to such Universal Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Universal Superior Proposal shall require a new Universal Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Universal Adverse Recommendation Change, the Board of Directors of Universal shall take into account any changes to the financial terms of this Agreement proposed by Hanover in response to a Universal Notice of Adverse Recommendation or otherwise.
          (c) In addition to the obligations of Universal set forth in paragraphs (a) and (b) of this Section 7.3, Universal shall promptly (and in any event within one business day after receipt thereof) advise Hanover orally and in writing of any Universal Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Universal Takeover Proposal, the material terms and conditions of any such Universal Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Universal Takeover Proposal or inquiry. Universal shall (i) keep Hanover fully informed of the status and material terms and conditions (including any change therein) of any such Universal Takeover Proposal or inquiry and (ii) provide to Hanover as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Universal or any of its Subsidiaries from any person that describes any of the material terms and conditions of any Universal Takeover Proposal.
          (d) Nothing contained in this Section 7.3 shall prohibit Universal from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of Universal if, in the good faith judgment of the Board of Directors of Universal (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty; provided, however, that in no event shall Universal or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.3(b).

               Section 7.4 Meetings of Stockholders.
          (a) Each of Universal and Hanover shall take all action necessary, in accordance with Applicable Law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective to consider and vote upon the adoption of this Agreement. Such meeting may be held in conjunction with the annual meeting of stockholders of Universal and/or Hanover, in which case such meeting may also be held to elect directors and ratify the selection of independent registered public accountants of Universal or Hanover, as the case may be, as well as such other matters as may be considered by the stockholders of Universal or Hanover in accordance with the certificate of incorporation and bylaws of Universal or Hanover, as the case may be, as long as no matter presented to such stockholders for consideration is inconsistent with the provisions of this Agreement. Universal and Hanover shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, Hanover and Universal shall each submit the foregoing matters to its stockholders, whether or not the Board of Directors of Hanover or Universal, as the case may be, withdraws, modifies or changes its recommendation and declaration regarding such matters.
          (b) Subject to Sections 7.2 and 7.3, respectively, each of Universal and Hanover, through its Board of Directors, shall recommend approval of such matters and use its reasonable best efforts to take all lawful action to solicit approval by its stockholders in favor of such matters.
          (c) Universal, in its capacity as sole stockholder of Holdco, shall take all action necessary to approve the Holdco Charter. Universal shall take all action necessary to cause Holdco to adopt this Agreement as the sole stockholder of Hanover Merger Sub and Universal Merger Sub prior to the Closing. The Board of Directors of Holdco shall take all action necessary to approve the Holdco Bylaws.
               Section 7.5 Filings; Reasonable Best Efforts, Etc.
          (a) Subject to the terms and conditions herein provided, Hanover and Universal shall:
               (i) make their respective required filings under the HSR Act and any applicable non-U.S. competition, antitrust or premerger notification laws (“Non-U.S. Antitrust Laws”) contemplated by Section 8.1(b) (and shall share equally all filing fees incident thereto), which filings shall be made promptly (which, in the case of filings required under the HSR Act shall be not more than 15 business days from the date hereof), and thereafter shall promptly make any other required submissions under the HSR Act or such other laws;
               (ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and non-U.S. jurisdictions in connection with the execution and delivery of this Agreement, and the consummation of the Mergers and the transactions contemplated by this Agreement; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Universal Material Adverse Effect or a Hanover Material Adverse Effect;
               (iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any governmental or regulatory authority and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental or regulatory authority;
               (iv) not participate or agree to participate in any meeting or discussion with any governmental or regulatory authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental or regulatory authority, gives the other party the opportunity to attend and participate in such meeting or discussion;
               (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby;
               (vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act and any applicable Non-U.S. Antitrust Laws;
               (vii) “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information; and
               (viii) upon the terms and subject to the conditions herein provided, use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, and to obtain the relief and commitments contemplated by Sections 8.1(f), (g), (h) and (i).
          (b) Without limiting Section 7.5(a), but subject to Section 7.5(c), Universal and Hanover shall each use reasonable best efforts:
               (i) to cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain required clearances and approvals under any applicable Non-U.S. Antitrust Laws as soon as practicable;
               (ii) to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and
               (iii) to take any and all steps necessary to obtain any consents or eliminate any impediments to the Mergers.
          (c) Nothing in this Agreement shall require Universal or Hanover to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Mergers relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to the HSR Act, Non-U.S. Antitrust Laws or other antitrust, competition, premerger notification or trade-regulation law, regulation or order (“Antitrust Laws”), other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Mergers and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect on Holdco after the Mergers; provided, however, that neither Hanover nor Universal shall take or agree to any action required or permitted by this Section 7.5(c) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
          (d) Neither Universal, Hanover nor their respective Subsidiaries shall take actions, cause actions to be taken or fail to take actions, as a result of which (i) gain or loss would be recognized for U.S. federal income tax purposes upon the transfer that is deemed to occur for U.S. federal income tax purposes of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock or (ii) gain or loss would be recognized for U.S. federal income tax purposes upon the transfer that is deemed to occur for U.S. federal income tax purposes of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock.

               Section 7.6 Inspection. From the date of this Agreement to the Effective Time, each of Hanover and Universal shall allow all designated officers, attorneys, accountants and other representatives of Universal or Hanover, as the case may be, reasonable access, at all reasonable times, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Universal and Hanover and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information (i) it reasonably believes it may not provide to the other parties by reason of Applicable Laws, (ii) that constitutes information protected by attorney/client privilege, or (iii) that it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Universal and Hanover agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement dated December 7, 2006 between Universal and Hanover (the “Confidentiality Agreement”).
               Section 7.7 Publicity. Each of Universal and Hanover will consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.
               Section 7.8 Registration Statement on Form S-4.
          (a) Each of Universal and Hanover shall cooperate and promptly prepare, and Holdco, Universal and Hanover shall file with the SEC, as soon as practicable, a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act with respect to the shares of Holdco Common Stock issuable in connection with the Mergers, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Universal and of Hanover in connection with the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Holdco, Universal and Hanover shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Each of Holdco, Universal and Hanover shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated by this Agreement. Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.
          (b) Universal and Hanover shall each use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.
          (c) Each of Holdco, Universal and Hanover shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Universal and Hanover, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.
               Section 7.9 Listing Application. Universal and Hanover shall use reasonable best efforts to cause Holdco to promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Holdco Common Stock issuable in connection with the Mergers and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Holdco Common Stock, subject to official notice of issuance.
               Section 7.10 Letters of Accountants.
          (a) Hanover shall use reasonable best efforts to cause to be delivered to Universal “comfort” letters of PriceWaterhouseCoopers LLP, Hanover’s independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the meeting of stockholders of Hanover contemplated by Section 7.4, respectively, and addressed to Universal with regard to certain financial information regarding Hanover included in the Form S-4, in form reasonably satisfactory to Universal and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Universal shall use reasonable best efforts to cause to be delivered to Hanover “comfort” letters of Deloitte & Touche LLP, Universal’s independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the meeting of stockholders of Universal contemplated by Section 7.4, respectively, and addressed to Hanover, with regard to certain financial information regarding Universal and Holdco included in the Form S-4, in form reasonably satisfactory to Hanover and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
               Section 7.11 Agreements of Rule 145 Affiliates. Prior to the Effective Time, (a) Hanover shall cause to be prepared and delivered to Universal a list identifying all persons whom Hanover believes, at the date of the meeting of Hanover’s stockholders to consider and vote upon the adoption of this Agreement, are “affiliates,” as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”) of Hanover and (b) Universal shall cause to be prepared and delivered to Hanover a list identifying all persons whom Universal believes, at the date of the meeting of Universal’s stockholders to consider and vote upon the adoption of this Agreement, are Rule 145 Affiliates of Universal. Each of Hanover and Universal shall use its reasonable best efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to the other party, at or prior to the Effective Time, a written agreement in the form of Exhibit 7.11. Holdco shall be entitled to place restrictive legends on any certificates representing shares of Holdco Common Stock issued to such Rule 145 Affiliates pursuant to the Mergers.
               Section 7.12 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as Section 9.5 otherwise provides, (ii) that Hanover and Universal shall share equally (A) the fees incident to the filings referred to in Section 7.5(a)(i), (B) the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing the Proxy Statement/Prospectus, (C) the fees associated with the New York Stock Exchange listing referred to in Section 7.9 and (D) all costs and expenses incurred by Holdco and the Merger Subs in connection with this Agreement and the transactions contemplated hereby and (iii) as otherwise agreed in writing by the parties.
               Section 7.13 Indemnification and Insurance.
     (a) For six years after the Effective Time, Holdco shall indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of this Agreement, the individuals who at or prior to the Effective Time were officers and directors of Hanover, Universal or their respective Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective Subsidiaries at any time prior to the Effective Time. Holdco will honor all indemnification agreements, expense advancement and exculpation provisions with the indemnitees identified in the preceding sentence (including under Hanover’s or Universal’s certificate of incorporation or by-laws) in effect as of the date hereof in accordance with the terms thereof. Each of Universal and Hanover has disclosed to the other party all such indemnification agreements prior to the date hereof.

          (b) For a period of six years after the Effective Time, Holdco shall cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the Effective Time were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that Holdco shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to the date of this Agreement (the amount of which premium is set forth in Section 7.13 of each the Hanover Disclosure Letter and the Universal Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.
          (c) The rights of each person identified in Section 7.13(a) shall be in addition to any other rights such person may have under the certificate of incorporation or bylaws of Hanover or any of its Subsidiaries, under Applicable Law or otherwise. The provisions of this Section 7.13 shall survive the consummation of the Mergers and expressly are intended to benefit each such person.
          (d) In the event Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of Holdco shall assume the obligations set forth in this Section 7.13.
               Section 7.14 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.
     Section 7.15 Notification. Each party shall give to the others prompt notice of (i) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     Section 7.16 Employee Matters.
          (a) To the extent required in any change in control agreement between Universal and any employee of Universal, as of the Initial Effective Time, Holdco (i) assumes and agrees to perform such agreement and (ii) agrees that such employee may enforce such agreement against Holdco. To the extent required in any change in control and severance agreement between Hanover and any employee of Hanover, as of the Effective Time, Holdco (A)

assumes and agrees to perform such agreement and (B) agrees that such employee may enforce such agreement against Holdco.
          (b) As provided in Section 4.1(d), the Universal Stock Plans (other than the Universal ESPP) shall be assumed by Holdco at the Initial Effective Time. Included among the Universal Stock Plans to be so assumed by Holdco is the Universal Compression Holdings, Inc. Incentive Stock Option Plan, which plan, after the Initial Effective Time, shall (1) allow for the award of options that satisfy the requirements of Section 422 of the Code (“Incentive Stock Options”) and options that do not qualify as Incentive Stock Options, (2) provide that the individuals eligible to receive awards under such plan shall be the key employees, non-employee directors and consultants of Holdco and its subsidiaries (as defined in such plan), and (3) provide that the maximum aggregate number of shares of Holdco Common Stock available for issuance under such plan (including for issuance pursuant to Incentive Stock Options granted under such plan) immediately after the Initial Effective Time shall equal the product of the number of shares of Universal Common Stock available for issuance under such plan immediately prior to the Initial Effective Time multiplied by the Universal Exchange Ratio (subject to adjustment as provided in such plan). As provided in Section 4.1(e), the Hanover Stock Plans shall be assumed by Holdco at the Effective Time. Included among the Hanover Stock Plans to be so assumed by Holdco is the Hanover Compressor Company 2006 Stock Incentive Plan, which plan, after the Effective Time, shall (1) allow for the award of Incentive Stock Options, options that do not qualify as Incentive Stock Options, restricted stock, restricted stock units, stock appreciation rights and performance awards, (2) provide that the individuals eligible to receive awards under such plan shall be the employees of Holdco and its affiliates (as defined in such plan) and the directors (as defined in such plan) of Holdco, and (3) provide that the maximum aggregate number of shares of Holdco Common Stock available for issuance under such plan (including for issuance pursuant to Incentive Stock Options granted under such plan) immediately after the Effective Time shall equal the product of the number of shares of Hanover Common Stock available for issuance under such plan immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio (subject to adjustment as provided in such plan). Also included among the Hanover Stock Plans to be assumed by Holdco as provided in Section 4.1(e) is the Hanover Compressor Company 2003 Stock Incentive Plan, which plan, after the Effective Time, shall (1) allow for the award of Incentive Stock Options, options that do not qualify as Incentive Stock Options, restricted stock and performance awards, (2) provide that the individuals eligible to receive awards under such plan shall be the employees of Holdco and its affiliates (as defined in such plan) and the directors (as defined in such plan) of Holdco, and (3) provide that the maximum aggregate number of shares of Holdco Common Stock available for issuance under such plan (including for issuance pursuant to Incentive Stock Options granted under such plan) immediately after the Effective Time shall equal the product of the number of shares of Hanover Common Stock available for issuance under such plan immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio (subject to adjustment as provided in such plan). The provisions of this Section 7.16(b) shall be subject in all respects to any limitations that may be imposed by the New York Stock Exchange.
          (c) Nothing in this Agreement, whether express or implied, shall constitute an amendment or modification to, or be construed as amending or modifying, any benefit plan, program or agreement sponsored, maintained or contributed to by Holdco, Universal, Hanover or any of their respective Subsidiaries or shall limit the right of Holdco, Universal, Hanover or any of their respective Subsidiaries to amend, terminate or otherwise modify any such benefit plan, program or agreement after the Closing Date. No employee of Holdco, Universal, Hanover or any of their respective Subsidiaries, nor any other Person (other than the parties to this Agreement), is intended to be a beneficiary of the provisions of this Section 7.16 (except as specifically provided in Section 7.16(a)). Nothing in this Agreement shall require or be construed or interpreted as requiring Holdco or any of its Subsidiaries to continue the employment of any individual after the Effective Time.
               Section 7.17 Holdco Board of Directors; Executive Officers(a) . Prior to the Closing, each party hereto will take all action necessary to cause (i) the Board of Directors of Holdco as of the Effective Time to consist of 10 members, one half of whom shall consist of current members of the Universal Board of Directors (the “Former Universal Directors”) and who will be designated by the Universal Board of Directors and one half of whom shall consist of current members of the Hanover Board of Directors (the “Former Hanover Directors”) and who will be designated by the Hanover Board of Directors, (ii) Gordon T. Hall to serve as the Chairman of the Board of Holdco as of the Initial Effective Time and (iii) Stephen A. Snider to serve as President and Chief Executive Officer as of the Initial Effective Time. From and after the Effective Time, each person so designated shall serve as a director or officer, as applicable, of Holdco until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdco.
ARTICLE 8
CONDITIONS
               Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Laws) at or prior to the Closing Date of the following conditions:
          (a) (i) Hanover Stockholder Approval shall have been obtained; and
               (ii) Universal Stockholder Approval shall have been obtained.
          (b) (i) Any waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, (ii) any mandatory waiting period under any applicable Non-U.S. Antitrust Laws (where the failure to observe such waiting period referred to in this clause (ii) would, in the reasonable judgment of either Universal or Hanover, be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers shall have expired or been terminated and (iii) there shall not have been a final or preliminary administrative order denying approval of or prohibiting the Mergers issued by a regulatory authority or non-U.S. court with jurisdiction to enforce applicable Non-U.S. Antitrust Laws, which order is in the reasonable judgment of either Universal or Hanover reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.

          (c) None of the parties hereto shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of either or both Mergers.
          (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.
          (e) The shares of Holdco Common Stock to be issued pursuant to the Mergers and the other transactions contemplated by this Agreement shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.
          (f) Hanover shall have obtained relief (whether by waiver, amendment, consent, termination or otherwise) from the application of the provisions of Section 9(k) of its Credit Agreement, dated as of November 21, 2005, to the Mergers and the other transactions contemplated by this Agreement, except where the failure to obtain relief shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.
          (g) Universal shall have obtained relief (whether by waiver, amendment, consent, termination or otherwise) from the application of the provisions of Section 11.01(j) of its Senior Secured Credit Agreement, dated as of October 20, 2006, to the Mergers and the other transactions contemplated by this Agreement, except where the failure to obtain relief shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.
          (h) Hanover and Universal shall each be reasonably satisfied that commitment letters or other arrangements shall have been made or obtained by or on behalf of Holdco, Hanover and/or Universal, including their respective Subsidiaries, to provide at the time required funds that will be sufficient, together with available cash resources, for such entity to repay or repurchase any bonds, notes or other indebtedness of Hanover, Universal or their respective Subsidiaries that may be reasonably expected, immediately prior to the Closing, to be required to be repaid or repurchased pursuant to the terms of such bonds, notes or indebtedness as a result of the consummation of the Mergers and, if it will have occurred at such time, any contemplated reorganization of the ownership of the Subsidiaries of Holdco.
          (i) Universal or Hanover shall have obtained all of the consents listed under its name on Exhibit 8.1(i), except where the failure to obtain any consent, individually or in the aggregate, shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.
          (j) The Holdco Charter shall have been filed with the Secretary of State of the State of Delaware and shall be effective in accordance with the DGCL.
          Section 8.2 Conditions to Obligation of Hanover to Effect the Mergers. The obligation of Hanover to effect the Mergers shall be subject to the fulfillment or waiver by Hanover at or prior to the Closing Date of the following conditions:
          (a) (i) Universal, Holdco and the Merger Subs shall have performed, in all material respects, their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Universal, Holdco and the Merger Subs contained in this Agreement shall be true and correct (without regard to qualifications as to materiality or Universal Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect, and Hanover shall have received a certificate of each of Universal, Holdco and the Merger Subs, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.
          (b) Hanover shall have received the opinion of Vinson & Elkins L.L.P., counsel to Hanover, in form and substance reasonably satisfactory to Hanover and dated the Closing Date, a copy of which shall have been furnished to Universal, to the effect that for U.S. federal income tax purposes (i) no gain or loss shall be recognized by a holder of Hanover Common Stock upon the transfer of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger except for gain that is recognized with respect to cash received in lieu of a fractional share of Holdco Common Stock and (ii) no gain or loss shall be recognized by Hanover, Universal or Holdco as a result of the Mergers. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of Hanover, Universal and Holdco.
          (c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Universal Material Adverse Effect.
               Section 8.3 Conditions to Obligation of Universal, Holdco and the Merger Subs to Effect the Mergers. The obligations of Universal, Holdco and the Merger Subs to effect the Mergers shall be subject to the fulfillment or waiver by Universal at or prior to the Closing Date of the following conditions:
          (a) (i) Hanover shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Hanover contained in this Agreement shall be true and correct (without regard to qualifications as to materiality or Hanover Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect, and Universal shall have received a certificate of Hanover, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.
          (b) Universal shall have received the opinion of Baker Botts L.L.P., counsel to Universal, in form and substance reasonably satisfactory to Universal and dated the Closing Date, a copy of which shall have been furnished to Hanover, to the effect that for U.S. federal income tax purposes (i) no gain or loss shall be recognized by a holder of Universal Common

Stock upon the transfer of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger and (ii) no gain or loss shall be recognized by Hanover, Universal or Holdco as a result of the Mergers. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of Hanover, Universal and Holdco.
          (c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Hanover Material Adverse Effect.
ARTICLE 9
TERMINATION
               Section 9.1 Termination by Mutual Consent. This Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Initial Effective Time, whether before or after Hanover Stockholder Approval or Universal Stockholder Approval has been obtained, by the mutual written consent of Hanover and Universal, through action of their respective Boards of Directors.
               Section 9.2 Termination by Universal or Hanover. This Agreement may be terminated at any time prior to the Initial Effective Time, whether before or after Hanover Stockholder Approval or Universal Stockholder Approval has been obtained, by action of the Board of Directors of Universal or Hanover if:
          (a) the Mergers shall not have been consummated by February 5, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of either Merger to occur on or before such date;
          (b) a meeting of Hanover’s stockholders for the purpose of obtaining Hanover Stockholder Approval shall have been held and such approval shall not have been obtained upon a vote taken thereon;
          (c) a meeting of Universal’s stockholders for the purpose of obtaining Universal Stockholder Approval shall have been held and such approval shall not have been obtained upon a vote taken thereon; or
          (d) a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.5 and, with respect to other matters not covered by Section 7.5, shall have used its reasonable best efforts to remove such injunction, order or decree.

               Section 9.3 Termination by Hanover. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Hanover if:
          (a) Universal, Holdco or either Merger Sub shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Universal, Holdco or either Merger Sub shall have become untrue, in any case such that the conditions set forth in Section 8.2(a) would not be satisfied (assuming for purposes of this Section 9.3(a) that the references in Section 8.2(a) to “Closing Date” mean the date of termination pursuant to this Section 9.3(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 90 days after written notice of such breach is given to Universal by Hanover; provided, however, that Hanover may not terminate this Agreement under this Section 9.3(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Universal would then be entitled to terminate this Agreement under Section 9.4(a) (without giving effect to the proviso in Section 9.4(a)); or
          (b) a Universal Adverse Recommendation Change shall have occurred.
               Section 9.4 Termination by Universal. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Universal if:
          (a) Hanover shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Hanover shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied (assuming for purposes of this Section 9.4(a) that the references in Section 8.3(a) to “Closing Date” mean the date of termination pursuant to this Section 9.4(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 90 days after written notice of such breach is given to Universal by Hanover; provided, however, that Universal may not terminate this Agreement under this Section 9.4(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Hanover would then be entitled to terminate this Agreement under Section 9.3(a) (without giving effect to the proviso in Section 9.3(a)); or
          (b) a Hanover Adverse Recommendation Change shall have occurred.
               Section 9.5 Effect of Termination.
     (a) In the event that this Agreement is terminated by Universal pursuant to Section 9.4(b) and no Universal Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Hanover Adverse Recommendation Change giving rise to the termination by Universal, then Hanover shall pay Universal a fee equal to $70.0 million on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Hanover Takeover Proposal is made to Hanover or is made directly to the stockholders of Hanover generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a

Hanover Takeover Proposal and (B) this Agreement is terminated by either Universal or Hanover pursuant to Section 9.2(a) or Section 9.2(b), then Hanover shall pay Universal a fee equal $5.0 million on the first business day following the date of termination of this Agreement. If within 365 days of the termination described in the immediately preceding sentence Hanover or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Hanover Takeover Proposal, then Hanover shall pay Universal a fee equal to $65.0 million on the earlier of the date Hanover or its Subsidiary enters into such agreement with respect to such Hanover Takeover Proposal and the date such Hanover Takeover Proposal is consummated.
          (b) In the event that this Agreement is terminated by Hanover pursuant to Section 9.3(b) and no Hanover Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Universal Adverse Recommendation Change giving rise to the termination by Hanover, then Universal shall pay Hanover a fee equal to $70.0 million on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Universal Takeover Proposal is made to Universal or is made directly to the stockholders of Universal generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a Universal Takeover Proposal and (B) this Agreement is terminated by either Universal or Hanover pursuant to Section 9.2(a) or Section 9.2(c), then Universal shall pay Hanover a fee equal to $5.0 million on the first business day following the date of termination of this Agreement. If within 365 days of the termination described in the immediately preceding sentence Universal or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Universal Takeover Proposal, then Universal shall pay Hanover a fee equal to $65.0 million on the earlier of the date Universal or its Subsidiary enters into such agreement with respect to such Universal Takeover Proposal and the date such Universal Takeover Proposal is consummated.
          (c) Each party acknowledges and agrees that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if Hanover or Universal fails promptly to pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5, such party shall also reimburse the other party’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Any payment to be made under this Section 9.5 shall be made by wire transfer of same-day funds.
          (d) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.6 and Section 7.12 and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.11, 10.12, 10.13 and 10.14, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.
          (e) For purposes of Sections 9.3, 9.4 and 9.5, the terms “Hanover Takeover Proposal” and “Universal Takeover Proposal” shall have the meanings assigned to such terms in Sections 7.2(a) and 7.3(a), respectively, except that all references to “20%” therein shall be deemed to be references to “40%.”
               Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 10
GENERAL PROVISIONS
               Section 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Mergers; provided, however, that the agreements contained in Article 4 and in Sections 3.1, 3.2, 7.11, 7.12, 7.13, 7.16 and this Article 10 shall survive the Mergers. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through litigation or otherwise by any person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.
               Section 10.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, courier service (with proof of service) or hand delivery, addressed as follows:
(a) if to Hanover, to it at:
12001 N. Houston Rosslyn
Houston, Texas 77086
Attention: General Counsel
Facsimile: (281) 405-6203

with a copy, which will not constitute notice for purposes hereof, to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention: Scott N. Wulfe
Facsimile: (713) 615-5637
(b) if to Universal, Holdco or either Merger Sub, to it at:
4444 Brittmoore Road

Houston, TX 77041
Attention: General Counsel
Facsimile: (713) 335-7867
with a copy, which will not constitute notice for purposes hereof, to:
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention: Stephen A. Massad
Facsimile: (713) 229-7775
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.
               Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.13 and Section 7.16(a), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
               Section 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Hanover Disclosure Letter, the Universal Disclosure Letter, the Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

               Section 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of Hanover or Universal, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.
               Section 10.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
               Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
               Section 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
               Section 10.9 Interpretation. In this Agreement:
          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.
          (b) The phrase “to the knowledge of” and similar phrases relating to knowledge of Hanover or Universal, as the case may be, shall mean the collective knowledge, after reasonable investigation, of the individuals listed on Section 10.9 of the Hanover Disclosure Letter or the Universal Disclosure Letter, as the case may be.
          (c) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in (a) the business, assets, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, except for any such change or effect that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect such person in any material respect, (B) changes that affect generally the industries in which Hanover or Universal are engaged and do not disproportionately affect such person in any material respect, (C) acts of war or terrorism that do not disproportionately affect such person in any material respect, (D) any change in the trading prices or trading volume of the Hanover Common Stock or the Universal Common Stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Material Adverse Effect) or (E) the failure of a party or its Subsidiaries to take any action referred to in Section 7.1 due to the other party’s unreasonable withholding of consent or delaying its consent, or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing.
          (d) The term “Subsidiary,” when used with respect to any party, means any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner or managing member. For the avoidance of doubt, the Universal Partnership shall be considered a Subsidiary of Universal.
               Section 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
               Section 10.11 Incorporation of Disclosure Letters and Exhibits. The Hanover Disclosure Letter, the Universal Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
               Section 10.12 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
               Section 10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
               Section 10.14 Consent to Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware.

The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HANOVER COMPRESSOR COMPANY
By:	/s/ JOHN E. JACKSON
Name:	John E. Jackson
Title:	President and Chief Executive Officer

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ STEPHEN A. SNIDER
Name:	Stephen A. Snider
Title:	Chief Executive Officer

ILIAD HOLDINGS, INC.
By:	/s/ J. MICHAEL ANDERSON
Name:	J. Michael Anderson
Title:	Sole Director

HECTOR SUB, INC.
By:	/s/ J. MICHAEL ANDERSON
Name:	J. Michael Anderson
Title:	Sole Director

ULYSSES SUB, INC.
By:	/s/ J. MICHAEL ANDERSON
Name:	J. Michael Anderson
Title:	Sole Director

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